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EXHIBIT 99.1

WEDNESDAY NOVEMBER 29, 11:30 AM EASTERN TIME

PRESS RELEASE

   ENVISION DEVELOPMENT TO TEMPORARILY CEASE OPERATIONS PENDING RESOLUTION OF
                                SOURCE OF FUNDS

MARLBORO, Mass.--(BUSINESS WIRE)--Nov. 29, 2000--Envision Development Corporation (EDV) disclosed today that its board of directors has elected to temporarily cease the Company's operations pending a resolution of the corporation's source of funds. The Board is actively seeking alternative sources of funds--especially for its Interosa privacy e-mail operation-- following its sole lending source's decision to decline to increase its lines of credit to the Company. There cannot be any assurance that the Company will be successful in such efforts. The Board also determined to temporarily furlough its employees at the time. In addition, officers of the corporation will defer all cash compensation, effective immediately.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the SEC, including the Company's Annual Report on Form 10K and the Registration Statement on Form S-1.

Envision Development Corporation (www.edvcorp.com) provides secure e-mail communication technologies to corporations and individuals, and specialized software for collaborative communications.